Registration Statement No. 333-217200

Filed Pursuant to Rule 424(b)(2)

Product Supplement to the Prospectus dated April 27, 2017

and the Prospectus Supplement dated September 23, 2018

Senior Medium-Term Notes, Series E

Autocallable Notes Linked to the Least Performing of Two or More Equity Securities, Equity Indices and/or Exchange Traded Funds

Bank of Montreal may offer and sell from time to time autocallable notes linked to two or more equity securities, equity indices and/or exchange traded funds (each, a “Reference Asset”).

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to these term sheets and pricing supplements generally as “pricing supplements.” If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the following hierarchy will govern: first, the pricing supplement will govern; second, this product supplement; third, the accompanying prospectus supplement and last, the accompanying prospectus.

During the term of the notes, you may receive periodic payments of interest, if any, at the rate and on the dates specified in the applicable pricing supplement.

If, on any call observation date, the closing level of each Reference Asset is greater than its call level, the notes will be automatically redeemed at the principal amount plus any accrued and unpaid interest.

If the notes are not automatically redeemed, at maturity, you will receive (a) any accrued and unpaid interest on the notes and (b) either (i) the principal amount of the notes if a Trigger Event (as defined below) does not occur with respect to each Reference Asset or the Final Level of each Reference Asset is greater than or equal to its Initial Level, or (ii) lose 1% of the principal amount for every 1% decrease in the value of the Least Performing Reference Asset if a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level. You may lose some or all of your principal amount.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

The notes will not be listed on any securities exchange.

Your investment in the notes involves certain risks. We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS-4 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated March 30, 2019

Summary Information

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.” In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 27, 2017, as supplemented by the accompanying prospectus supplement, dated September 23, 2018, relating to our Senior Medium-Term Notes, Series E.

Reference Assets:	Your notes will be linked to two or more equity securities (which may include American depositary receipts (“ADRs”)), equity indices and/or exchange traded funds (“ETFs”).

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Interest Rate:	We will pay you interest, if any, on the dates and at the rate per year specified in the relevant pricing supplement. The payment of interest may be contingent on the performance of the applicable Reference Assets.

Automatic Redemption:	If, on any call observation date, the closing level of each Reference Asset is greater than its call level, the notes will be automatically redeemed. The “call observation dates” and the “call level” will be set forth in the applicable pricing supplement.

Payment upon Automatic Redemption:

If the notes are automatically redeemed, then, on the applicable call settlement date, for each $1,000 principal amount, investors will receive the principal amount plus any accrued and unpaid interest payment.

Unless otherwise specified in the pricing supplement, the “call settlement date” will be the third business day following the applicable call observation date.

Payment at Maturity:

If the notes are not automatically redeemed, your payment at maturity will be based on the performance of each Reference Asset. You will receive at maturity the principal amount of your notes unless:

(i)        a Trigger Event occurs with respect to any Reference Asset; and

(ii)       the Final Level of any Reference Asset is less than its Initial Level.

If the events described in (i) and (ii) above occur, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset)]

In this case, you will lose 1% of the principal amount for every 1% decrease in the value of the Least Performing Reference Asset.

If so specified in the applicable pricing supplement, if the Least Performing Reference Asset is an equity security or an ETF, we will have the option to deliver to you shares of the Least Performing Reference Asset in lieu of the cash amount. If we deliver shares of the Least Performing Reference Asset, fractional shares will be paid in cash.

At maturity, you will also receive any final payment of interest due on your notes.

PS-2

Trigger Event:

A Trigger Event occurs with respect to a Reference Asset if,

(a) for Reference Assets that are subject to Continuous Monitoring, at any time during the applicable Monitoring Period, the level of that Reference Asset is less than its Trigger Level; or

(b) for Reference Assets that are subject to Closing Level Monitoring, on any trading day during the applicable Monitoring Period, the closing level of that Reference Asset is less than its Trigger Level.

The applicable pricing supplement will specify if Continuous Monitoring, Closing Level Monitoring, or another method for monitoring each Reference Asset is applicable to the notes.

Monitoring Period:	As may be specified in the applicable pricing supplement. For example, the Monitoring Period (a) may include the period from pricing date through the final Valuation Date, (b) may be limited to the final Valuation Date or (c) may be of any other period of time set forth in the applicable pricing supplement. The applicable pricing supplement may specify the same Monitoring Period or different Monitoring Periods for each Reference Asset.

Least Performing Reference Asset:	The Reference Asset that has the lowest Percentage Change. The Least Performing Reference Asset may be, or may not be, a Reference Asset with respect to which a Trigger Event occurs.

Percentage Changes:	The Percentage Change with respect to each Reference Asset, expressed as a percentage, is calculated as follows: Final Level - Initial Level Initial Level

Initial Level:	The Initial Level for each Reference Asset will be set forth in the applicable pricing supplement, and will generally be the closing level of the applicable Reference Asset on the pricing date of the notes. The Initial Level of each Reference Asset is subject to adjustment as described further under “General Terms of the Notes” below.

Final Level:	The closing level of the applicable Reference Asset on the Valuation Date or, if there is more than one Valuation Date, the arithmetic average of the closing level of that Reference Asset on each Valuation Date. The applicable pricing supplement will set forth the Valuation Date or Valuation Dates. The Valuation Dates will be subject to postponement under certain circumstances, as described below.

Trigger Level:	The applicable Trigger Level for each Reference Asset will be set forth in the applicable pricing supplement, and may be greater than, less than or equal to the applicable Initial Level. For example, the applicable pricing supplement may specify that the Trigger Level for a Reference Asset is equal to 80% of its Initial Level.

Valuation Date(s):	As specified in the applicable pricing supplement. Any Valuation Date is subject to postponement as set forth in the section below, “General Terms of the Notes —Valuation Date.”

Maturity Date:	As specified in the applicable pricing supplement, subject to any prior automatic redemption. The Maturity Date of the notes is subject to postponement as set forth in the sections below, “General Terms of the Notes—Maturity Date.”

Clearance and Settlement:	DTC

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	Unless otherwise set forth in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes. The calculation agent will make all required determinations as to the amounts payable on the notes.

PS-3

Additional Risk Factors relating to the Notes

An investment in the notes involves risks. This section describes significant risks relating to the terms of the notes. Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

Your investment in the notes may result in a loss. Unless otherwise set forth in the applicable pricing supplement, the notes do not guarantee any return of principal. You will only receive the principal amount of the notes at maturity if (a) the Final Level of each Reference Asset is greater than or equal to its Initial Level, or (b) if a Trigger Event does not occur with respect to each Reference Asset. If a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level, you will lose 1% of the principal amount for every 1% decrease in the value of the Least Performing Reference Asset. Accordingly, you may lose the entire principal amount of your notes.

Your payment at maturity may be determined solely by reference to the Least Performing Reference Asset, even if the other Reference Assets perform better. If a Trigger Event occurs with respect to any Reference Asset and the Final Level of any Reference Asset is less than its Initial Level, your payment at maturity will be determined by reference to the performance of the Least Performing Reference Asset. Even if the other Reference Assets have appreciated in value compared to their Initial Level, or have experienced a decline that is less than that of the Least Performing Reference Asset, your return will only be determined by reference to the performance of the Least Performing Reference Asset.

Your payment on the notes will be determined by reference to each Reference Asset individually, not to a basket, and the payment at maturity will be based on the performance of the Least Performing Reference Asset. If a Trigger Event occurs, the payment at maturity will be determined only by reference to the performance of the Least Performing Reference Asset, regardless of the performance of the other Reference Assets. The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Reference Asset would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Asset. Instead, your return will depend solely on the Final Level of the Least Performing Reference Asset.

You will not benefit from any appreciation in any Reference Asset above its Initial Level. You should not expect to receive a payment at maturity or upon an automatic redemption with a value greater than your principal amount, plus accrued and unpaid interest. As a result, the total of the payments that you receive over the term of the notes will not exceed the principal amount of your notes plus interest, even if the Final Level of one or more of the Reference Assets exceeds the applicable Initial Level by a substantial amount.

Your notes will be subject to automatic early redemption. We will redeem the notes if the closing level of each Reference Asset is greater than its call level on any call observation date. Following a redemption, you will not receive any additional interest payments on the notes, and you may not be able to reinvest your proceeds in an investment with returns that are comparable to the notes.

The cash value of any Reference Asset that we deliver to you may be less than the market value of those shares on the Valuation Date. If you receive shares of the Least Performing Reference Asset at maturity, the market price of the shares that you receive could decline between the Valuation Date (or the final Valuation Date) and the Maturity Date, which is when you will actually receive those shares. Similarly, if we elect to pay you cash at maturity, we will determine the amount to be paid on the Valuation Date (or the final Valuation Date) and you will not benefit from any appreciation in the market price of the Least Performing Reference Asset that may occur between the Valuation Date (or the final Valuation Date) and the Maturity Date.

PS-4

Your yield may be lower than the yield on a standard debt security of comparable maturity. The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of all payments on the notes is dependent upon our ability to repay our obligations as of the applicable payment date. This will be the case even if the value of one or more of the Reference Assets increase after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

Your notes may not have an active trading market. Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial. If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

Owning the notes is not the same as owning the Reference Assets or their components or a security directly linked to the performance of the Reference Assets or their components. The return on your notes will not reflect the return you would realize if you actually owned the Reference Assets or their components or a security directly linked to the performance of the Reference Assets or their components and held that investment for a similar period. For example, your return on the notes will not reflect the return you would receive if you actually owned the securities included in an index or shares of an ETF, and received the dividends or distributions paid on those securities. Your notes may trade quite differently from the Reference Assets. Changes in the value of a Reference Asset may not result in comparable changes in the market value of your notes. Even if the value of a Reference Asset increases from its Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the value of a Reference Asset increases.

The market value of your notes may be influenced by many unpredictable factors. The following factors, which are beyond our control, may influence the market value of your notes:

•	the value of each Reference Asset, including whether its value is below the applicable Trigger Level during the applicable Monitoring Period, if applicable;

•	the likelihood of an automatic redemption;

•	the volatility of each Reference Asset;

•	the proximity in time to the next interest payment;

•	the dividend rate on each Reference Asset that is an ETF or the stocks represented or held by any Reference Asset;

•	economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the value of the Reference Assets;

•	if a Reference Asset includes one or more indices, commodities or other assets that have returns that are denominated in currencies other than the U.S. dollar or prices in one or more non-U.S. markets, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the notes.

PS-5

These factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market, will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

The market value of your notes may decrease at an accelerated rate as the value of a Reference Asset approaches and decreases below its Trigger Level. When the value of one or more of the Reference Assets on any trading day decreases from its respective Initial Level to a price near the applicable Trigger Level for the first time, the market value of the notes may decrease at a greater rate than the market value of that Reference Asset. If a Reference Asset trades (in the case of Continuous Monitoring) or closes (in the case of Daily Monitoring) at levels that are near or below the Trigger Level, we expect that the market value of the notes will decrease, reflecting the fact that you may receive at maturity an amount that is less than the principal amount of your notes. All other factors remaining constant, the longer the Monitoring Period is for each Reference Asset to which your notes are linked, the higher the probability will be that one or more of those Reference Assets will trade or close (as applicable) at a price that is less than the applicable Trigger Level.

The amount to be paid at maturity will not be affected by all developments relating to the Reference Assets. Changes in the value of any Reference Asset during the term of the notes before the Valuation Date or Valuation Dates will not be reflected in the calculation of the payment at maturity, except to the extent that any Reference Asset trades or closes (as applicable) below its Trigger Level during any applicable Monitoring Period, or to the extent that the notes are subject to an automatic redemption. The calculation agent will calculate the amount to be paid at maturity by comparing the Final Level of any applicable Reference Asset to its Initial Level. As a result, you may receive an amount that is less than the principal amount of your notes, even if the value of the applicable Reference Asset has increased at certain times during the term of the notes before decreasing to a price below its Initial Level.

You must rely on your own evaluation of the merits of an investment linked to the Reference Assets. In the ordinary course of their business, we or our affiliates may have expressed views on expected movements in any Reference Asset or the securities that it holds or includes, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset may at any time have significantly different views from our views or those of our affiliates. For these reasons, you are encouraged to obtain information concerning the applicable Reference Assets from multiple sources, and you should not rely solely on views expressed by us or our affiliates.

Our trading and other transactions relating to any Reference Asset or related assets, and futures, options or other derivative products may adversely affect the market value of the notes. As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling shares of any Reference Asset or related assets, futures or options relating to a Reference Asset, or other derivative instruments with returns linked or related to changes in the performance of a Reference Asset. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to do so, any of these hedging activities may adversely affect the value of a Reference Asset, and therefore, the market value of the notes, and the amounts payable at maturity. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading relating to a Reference Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades. Any of these activities could adversely affect the value of one or more of the Reference Assets and therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of one or more of the Reference Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

PS-6

Our business activities or those of our affiliates may create conflicts of interest. We and our affiliates expect to engage in trading activities related to one or more of the Reference Assets that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the value of any Reference Asset, could be adverse to the interests of the holders of the notes. We and one or more of our affiliates may, at the time that we offer any notes or any time thereafter, engage in business with the issuers of a Reference Asset or issuers of the equity securities included in or held by a Reference Asset, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset or the securities or other assets that it represents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the value of one or more of the Reference Assets and therefore, the market value of the notes.

The calculation agent may postpone the determination of the Final Level if a market disruption event occurs. The calculation agent may postpone the determination of the Final Level of each of the Reference Assets if the calculation agent determines that a market disruption event has occurred or is continuing on a Valuation Date. In no event, however, will any Valuation Date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on a Valuation Date, the Maturity Date for the notes could also be postponed.

If the determination of the value of a Reference Asset for any Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the value of the applicable Reference Asset will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the value that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events.”

The delivery of the shares may be postponed if a Physical Delivery Amount Disruption Event Occurs. As described in more detail in the section below, “General Terms of the Notes—Payment at Maturity,” there may be circumstances in which the calculation agent determines that we are unable to procure all or a portion of the securities needed fulfill our payment obligations on the Maturity Date. In such a case, the Maturity Date of your notes and the delivery of the shares of the Least Performing Reference Asset may be postponed by up to ten business days, without any payment of additional interest, and we may also pay to you cash in lieu of such securities. Accordingly, you are advised not to effect any transaction involving the securities that you may expect to receive as payment on the notes until you have confirmed that those securities have been received in your account. In addition, the value of the securities delivered may decrease, perhaps to a significant extent, in the period between the Valuation Date or Valuation Dates and the Maturity Date, as so postponed.

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity. As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, market disruption events, and any amount payable on your notes. The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions the issuer of a Reference Asset may undertake and determining whether an anti-dilution adjustment is needed as to any equity securities or ETFs and whether any Reference Asset that is an index has been materially changed. The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Reference Assets should not be taken as an indication of their future performance. The historical performance of the Reference Assets does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the value of any Reference Asset will rise or fall during the term of the notes. The value of the Reference Assets will be influenced by complex and interrelated political, economic, financial and other factors.

Significant aspects of the tax treatment of the notes are uncertain. The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement. Please read carefully the sections entitled “Supplemental Tax Considerations” in this product supplement, the sections “United States Federal Income Taxation” and “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

PS-7

A 30% U.S. Federal Withholding Tax May Be Withheld on Interest Payments to Non-United States Holders. The U.S. federal income tax treatment of the notes is uncertain and as a result, the institution through which you hold the notes may determine to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) in respect of the interest payments made to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the United States (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. Please read carefully the sections entitled “Supplemental Tax Considerations” in this product supplement, the sections “United States Federal Income Taxation” and “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Employee benefit plans should carefully review the legal issues of an investment in the notes. Any fiduciary of an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include the assets of any of the foregoing (each of the foregoing, a “Benefit Plan Investor”) or any other plan which is subject to any federal, state, local or other law that is substantially similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”) that is considering purchasing the notes with the assets of such Benefit Plan Investor or plan subject to Similar Law, should consult with its counsel regarding whether the purchase or holding of the notes is or could become a non-exempt “prohibited transaction” under ERISA or the Code or a violation of any Similar Law. For additional information, please see the discussion under “Certain Considerations for ERISA and Other U.S. Employee Benefit Plans” below.

Risks Relating to the Applicable Reference Assets

You will not have any shareholder rights and will have no right to receive any securities represented by the Reference Assets at maturity. Investing in your notes will not make you a holder of any securities represented by the Reference Assets. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to these securities.

Adjustments to the Reference Assets could adversely affect the value of the notes. The sponsors of the indices (the “Index Sponsors”) and the investment advisors of the ETFs (the “Investment Advisors”) may add, delete or substitute the stocks represented or held by the Reference Assets, or make other methodological changes. Further, the Index Sponsors and the Investment Advisors may discontinue or suspend calculation or publication of the applicable indices or discontinue or suspend maintenance of the applicable ETFs at any time. Any of these actions could affect the value of and the return on the notes.

We have no affiliation with the sponsor or investment advisor of any ETF or any Index Sponsor and will not be responsible for any actions taken by them. Unless otherwise specified in the relevant pricing supplement, no sponsor or investment advisor of any ETF or any Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way. Consequently, we have no control over the actions of any sponsor or investment advisor of an ETF or any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. No sponsor or investment advisor of any ETF or any Index Sponsor has any obligation of any sort with respect to the notes. Thus, no sponsor or investment advisor of any ETF or any Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from any issuance of the notes will be delivered to any sponsor or investment advisor of an ETF or any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to a Reference Asset that is an index.

PS-8

Neither we nor any of our affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the information about a Reference Asset contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the Reference Assets.

You will have no rights against the sponsor of any relevant ETF or any Index Sponsor. The notes are not sponsored, endorsed, sold or promoted by any sponsor of any ETF or any Index Sponsor. No sponsor of the relevant ETF or any Index Sponsor has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. No sponsor of the relevant ETF or any Index Sponsor makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the notes in particular, or the ability of the relevant ETF or index to track general market performance. The sponsor of that ETF or that Index Sponsor has no obligation to take our needs or your needs into consideration in determining, composing or calculating that ETF or index, or in making changes to that ETF or index. No sponsor of the relevant ETF or any Index Sponsor is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the notes to be issued or in the determination or calculation of the equation by which the amounts to be paid on the notes are to be determined. No sponsor of the relevant ETF or any Index Sponsor has any liability in connection with the administration, marketing or trading of the notes.

The policies of the sponsor or investment advisor of an ETF or an Index Sponsor, as applicable, and changes that affect the relevant Reference Asset could adversely affect the amount payable on your notes and their market value. The policies of the sponsor or investment advisor of an ETF or an Index Sponsor, as applicable, concerning the calculation of the ETF’s net asset value or the level of the index, additions, deletions or substitutions of securities in the relevant Reference Asset and the manner in which changes affecting its components could affect the value of that Reference Asset and, therefore, the amount payable on your notes on the Maturity Date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the sponsor or investment advisor of an ETF or an Index Sponsor, as applicable, changes these policies, for example, by changing the manner in which it calculates the ETF’s net asset value or the level of the index, or if the sponsor or investment advisor of an ETF or an Index Sponsor, as applicable, discontinues or suspends calculation or publication of the ETF’s net asset value or the level of the index, in which case it may become difficult to determine the market value of the notes.

An investment in the notes may be subject to risks associated with non-U.S. securities markets. A Reference Asset may include one or more equity securities that have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

Unless otherwise specified in the applicable pricing supplement, we do not control the issuer of any Reference Asset or any company included in a Reference Asset and have not undertaken any independent review of, or made any due diligence inquiry with respect to, any disclosure made by any other company. Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in a Reference Asset, nor have we independently verified the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by or included in that Reference Asset. You should make your own investigation into the companies represented by or included in the applicable Reference Asset.

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Risks Relating to a Reference Asset that Is an Equity Security (Including Any ETF)

You will have limited anti-dilution protection with respect to a Reference Asset. The calculation agent will adjust the Initial Level, the Trigger Level and any call level for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “General Terms of the Notes—Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the relevant security. For example, the calculation agent will not make any adjustments for events such as an offering by the issuer of a Reference Asset of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the level of a Reference Asset, and adversely affect the value of your notes.

We will not hold any shares of the Reference Assets for your benefit. The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of a Reference Asset that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any such shares for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

Risks Relating to a Reference Asset that Is an ADR

The value of a Reference Asset may not accurately track the value of the common shares of the applicable company. If a Reference Asset is an ADR, each share of that Reference Asset will represent shares of the relevant company (an “underlying company”). The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the common shares of the underlying company.

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of a Reference Asset. Holders of the underlying company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of a Reference Asset to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs.

Risks Relating to a Reference Asset that Is an ETF

The performance of an ETF may not correlate with the performance of its underlying index as well as the net asset value per share of that ETF. The performance of an ETF is linked principally to the performance of the ETF’s underlying index. However, the performance of an ETF may also be linked in part to shares of other ETFs because some ETFs generally invest a specified percentage, e.g., 10% of their assets, in the shares of other ETFs. In addition, while the performance of an ETF is linked principally to the performance of such ETF’s underlying index, ETFs generally invest in a representative sample of the stocks included in such ETF’s underlying index and generally do not hold all or substantially all of the stocks included in such ETF’s underlying index. Finally, the performance of an ETF and of the ETF’s underlying index will generally vary due to transaction costs, certain corporate actions and timing variances.

PS-10

Imperfect correlation between the stocks held by an ETF and the stocks included in such ETF’s underlying index; the performance of the shares of other ETFs, if applicable; rounding of prices; changes to an ETF’s underlying index; and changes to regulatory policies, may cause the performance of an ETF to differ from the performance of the ETF’s underlying index, especially during periods of market volatility when the liquidity and the market price of shares of the ETF and/or securities held by the ETF may be adversely affected, sometimes materially. In addition, because shares of ETFs are traded on exchanges and are subject to market supply and investor demand, the market value of one share of an ETF may differ from its net asset value per share and the shares of an ETF may trade at, above or below their net asset value per share.

Because of the potential discrepancies identified above, the return on an ETF may correlate imperfectly with the return on the ETF’s underlying index.

There is no assurance that an active trading market will continue for the shares of the relevant ETF or that there will be liquidity in the trading market. Although the shares of an ETF to which your notes may be linked are listed for trading on various securities exchanges and a number of similar products have been traded on other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of such ETF or that there will be liquidity in the trading market.

An ETF is subject to management risks. Each ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, an investment advisor may invest a portion of the ETF’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the ETF track the relevant industry or sector.

Risks Relating to a Reference Asset that Is a Commodity-Based ETF

The risk factors in this section will be applicable to your notes if one or more of the ETFs that is a Reference Asset invest in one or more commodities.

You will not own the underlying commodities. Investing in the notes is not the same as owning the applicable commodities or futures contracts relating to those commodities. You will not have a right to receive delivery of any of the applicable commodities or futures contracts relating to those commodities. We will not invest in any of the applicable commodities or futures contracts relating to those commodities on behalf or for the benefit of holders of the notes.

Commodities prices are highly volatile due to unpredictable factors that affect supply and demand. The following factors, which are beyond our control, may influence supply and demand of the underlying commodities or any futures contracts of the underlying commodities, and therefore the value of the applicable Reference Asset and the market value of the notes:

•	political events;

•	weather;

•	agriculture;

•	disease;

•	labor activity;

•	technological developments;

•	direct government activity (such as embargoes); and

•	other supply disruptions in major producing or consuming regions of the applicable commodity.

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.

PS-11

Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular futures contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices. These circumstances could affect the values of the underlying commodities of the ETFs or the ETFs and could therefore adversely affect the market value of the notes.

The notes will not be regulated by the Commodity Futures Trading Commission (the “CFTC”). Unlike a direct investment in futures contracts related to the underlying commodities, your investment in the notes does not afford you the benefits of the regulatory protections of the CFTC. You will not benefit from the CFTC’s or any other non-U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.

Unlike an investment in notes linked to the performance of an ETF that invests in one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

Other Risk Factors Relating to the Applicable Reference Assets

The relevant pricing supplement may set forth additional risk factors as to the Reference Assets that you should review prior to purchasing the notes.

PS-12

GENERAL TERMS OF THE NOTES

This product supplement and the accompanying prospectus dated April 27, 2017 relating to the notes, should be read together. Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series E, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated September 23, 2018. Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer – Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer – Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series E” that we may issue from time to time under the senior indenture, dated as of January 25, 2010, as amended by the First Supplemental Indenture thereto, dated September 23, 2018, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee. Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement. The terms described in this document supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

As described in more detail below, we may make periodic interest payments on the notes, and holders of the notes will be entitled to receive a payment of cash and/or securities on the Maturity Date. If any interest payment date or the Maturity Date of the notes falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Interest Payments

Interest, if any, will accrue on the principal amount of your notes and will be calculated and paid as described in the accompanying prospectus and prospectus supplement with regard to fixed rate notes, as modified by the pricing supplement. The interest payment dates will be those specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, interest will be computed on the basis of a 360-day year of twelve 30-day months. The applicable pricing supplement may also specify a fixed amount that will be paid on each interest payment, based on the applicable interest rate.

As long as your notes are in global form, the regular record date for each interest payment date will be the third preceding business day, unless otherwise specified in the applicable pricing supplement.

The payment of interest may be contingent on the performance of the applicable Reference Assets.

Automatic Redemption

If, on any call observation date, the closing level of each Reference Asset is greater than its call level, the notes will be automatically redeemed. If the notes are automatically redeemed, then, on the applicable call settlement date, for each $1,000 principal amount, investors will receive the principal amount plus any accrued and unpaid interest payment.

The “call observation dates” and the “call level” will be set forth in the applicable pricing supplement. Unless otherwise specified in the pricing supplement, the “call settlement date” will be the third business day following the applicable call observation date.

Payment at Maturity

If the notes are not automatically redeemed, your payment at maturity will be based on the performance of each Reference Asset. You will receive at maturity the principal amount of your notes unless:

PS-13

(i)        a Trigger Event occurs with respect to any Reference Asset; and

(ii)       the Final Level of any Reference Asset is less than its Initial Level.

If the events described in (i) and (ii) above occur, you will receive at maturity, for each $1,000 in principal amount of your notes, a cash amount equal to:

$1,000 + [$1,000 x (Percentage Change of the Least Performing Reference Asset)]

In this case, you will lose 1% of the principal amount for every 1% decrease in the value of the Least Performing Reference Asset.

If so specified in the applicable pricing supplement, if the Least Performing Reference Asset is an equity security or an ETF, we will have the option to deliver to you shares of the Least Performing Reference Asset in lieu of the cash amount. If we deliver shares of the Least Performing Reference Asset, fractional shares will be paid in cash. We expect that the market price of the shares you receive in exchange for your notes at maturity will be less than the principal amount of your notes.

If we have elected to deliver shares of the Least Performing Reference Asset and the calculation agent determines in its sole discretion that a Physical Delivery Amount Disruption Event (as defined below) has occurred and is continuing on any Valuation Date, then the Maturity Date of the notes will be postponed by the number of business days (up to ten business days) as the calculation agent shall determine to be necessary to enable us to procure the securities needed. We will not pay any additional interest to you if the Maturity Date is so postponed. If we are unable to deliver all or a portion of the securities to which you are entitled on the Maturity Date, as so postponed, we may elect to provide payment in cash.

A “Physical Delivery Amount Disruption Event” means any event or series of events, as a result of which the calculation agent determines that, due to the operation of law, regulation, market conditions, our policies or the policies of our affiliates relating to the trading of securities or other factors, we cannot in a commercially reasonable manner procure delivery of all or a portion of the securities required to be delivered to make payment of the Physical Delivery Amount.

A “Trigger Event” occurs with respect to a Reference Asset if,

(a) for Reference Assets that are subject to Continuous Monitoring, at any time during the applicable Monitoring Period, the value of that Reference Asset is less than its Trigger Level; or

(b) for Reference Assets that are subject to Closing Level Monitoring, on any trading day during the applicable Monitoring Period, the closing level of that Reference Asset is less than its Trigger Level.

The “Least Performing Reference Asset” will be the Reference Asset that has the lowest Percentage Change. The Percentage Change with respect to each Reference Asset, expressed as a percentage, is calculated as follows:

Final Level - Initial Level

Initial Level

The applicable pricing supplement will specify will specify whether Continuous Monitoring, Closing Level Monitoring, or another method for monitoring each Reference Asset will be applicable.

The applicable Monitoring Period will also be specified in the applicable pricing supplement. For example, the Monitoring Period (a) may include the period from pricing date through the final Valuation Date, (b) be limited to the final Valuation Date or (c) may be of any other period of time set forth in the applicable pricing supplement.

At maturity, you will also receive the final payment of interest, if any, due on your notes.

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Valuation Date

Unless otherwise specified in the applicable pricing supplement, the Valuation Date (if there is only one Valuation Date applicable to the notes) or the final Valuation Date (if there is more than one Valuation Date applicable to the notes) will be the third trading day before the Maturity Date. If the calculation agent determines that a market disruption event occurs or is continuing on any Valuation Date with respect to any Reference Asset, its Final Level will be determined as set forth in “—Market Disruption Events” below. The Valuation Date or Valuation Dates that are applicable to your notes will be set forth in the applicable pricing supplement.

Maturity Date

Unless otherwise specified in the applicable pricing supplement, the Maturity Date will be the third scheduled business day following the Valuation Date or the final Valuation Date, as applicable, unless that date is not a business day, in which case the Maturity Date will be the next following business day. The Maturity Date will be postponed by the same number of trading days as the Valuation Date or the final Valuation Date, as applicable, if a market disruption event occurs or is continuing with respect to any Reference Asset, as described below. However, interest will not accrue after the applicable Maturity Date.

Certain Definitions

Business Day. Unless otherwise set forth in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

If any payment on the notes is scheduled to occur on a day which is not a business day, such payment will be made on the next following business day unless otherwise set forth in the applicable pricing supplement.

Trading Day. Unless otherwise set forth in the applicable pricing supplement, “trading day” is any day, as determined by the calculation agent, (i) on which trading is generally conducted on the primary market on which the securities included in a Reference Asset that is an index and (ii) on which trading is generally conducted on the relevant primary U.S. exchange for a Reference Asset that is an equity security or an ETF.

Closing Level. Unless otherwise set forth in the applicable pricing supplement, the closing level for a Reference Asset will be its official closing level (for a Reference Asset that is an index) or closing price (for a Reference Asset that is an equity security or an ETF), as applicable.

Closing Price. Unless otherwise set forth in the applicable pricing supplement, the closing price for a Reference Asset that is an equity security or ETF on any trading day will equal the closing sale price or last reported sale price, regular way, for the security or ETF, on a per-share or other unit basis:

•	on the principal national securities exchange on which that Reference Asset is listed for trading on that day; or

•	if that security or ETF is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Asset.

If a Reference Asset is not listed or traded as described above, then the closing level for that Reference Asset on any trading day will be the average, as determined by the calculation agent, of the bid prices for the applicable Reference Asset obtained from as many dealers in that Reference Asset selected by the calculation agent, in its sole discretion, as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of our other affiliates.

Market Disruption Events

If the calculation agent determines that, on a Valuation Date and/or, if your notes are subject to automatic early redemption, on a call observation date, or on any other applicable observation date, a market disruption event has occurred or is continuing with respect to a Reference Asset, the determination of the Final Level for such affected Reference Asset and/or, if applicable, the closing level of the affected Reference Asset, may be postponed. If such a postponement occurs, the calculation agent will use the closing level of the affected Reference Asset on the first subsequent trading day on which no market disruption event occurs or is continuing. However, in no event will the determination of the Final Level and/or, if applicable, the closing level of the affected Reference Asset, be postponed by more than ten trading days.

PS-15

If the determination of the Final Level and/or, if applicable, the closing level of the affected Reference Asset, is postponed to the last possible day, but a market disruption event for that Reference Asset occurs or is continuing on that day, that day will be the date on which the Final Level and/or, if applicable, the closing level of the affected Reference Asset, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level for such affected Reference Asset and/or, if applicable, the closing level of that affected Reference Asset, that would have prevailed in the absence of the market disruption event.

For the avoidance of doubt, if any observation date (including, without limitation, any Valuation Date or call observation date) is postponed due to a market disruption event, the relevant payment date will be postponed by the same number of trading days.

As to a Reference Asset that is an index, a market disruption event means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any index:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;

•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

•	the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of that index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•	any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

PS-16

As to a Reference Asset that is an equity security (including an ETF), any of the following will be a market disruption event, as determined by the calculation agent in its sole discretion:

•	a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•	any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the security in its primary market;

•	the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•	any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•	any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

Adjustments to a Reference Asset that Is an Index

If the Index Sponsor discontinues publication of an index that is a Reference Asset and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable observation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the relevant index for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If any Index Sponsor discontinues publication of an index prior to, and that discontinuance is continuing on, any observation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of that index for the relevant date in accordance with the formula for and method of calculating that index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of that index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising that index.

If at any time the method of calculating a closing level for an index or a successor index is changed in a material respect, or if an index is in any other way modified so that that index does not, in the opinion of the calculation agent, fairly represent the level of that index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable observation date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made. Accordingly, if the method of calculating an index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in that index), then the calculation agent will adjust that index in order to arrive at a level of that index as if it had not been modified (e.g., as if such split had not occurred).

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Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)

The Initial Level, the Trigger Level and the call level (if applicable), as well as any other applicable level, of each Reference Asset will be specified in the applicable pricing supplement. The calculation agent will adjust the Initial Level, the Trigger Level and the call level, as well as any other applicable level, of a Reference Asset if any of the dilution events described below occurs with respect to that Reference Asset.

The calculation agent will adjust the Initial Level, the Trigger Level, the call level and any other applicable level as described below, of a Reference Asset but only if an event below under this section occurs with respect to that Reference Asset and only if the relevant event occurs during the period described under the applicable subsection. The Initial Level, the Trigger Level, the call level and any other applicable level of each Reference Asset will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the applicable Reference Asset.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Level, the Trigger Level, the call level and any other applicable level of a Reference Asset, the calculation agent will adjust such Initial Level, Trigger Level, call level and any other applicable level for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Level, the Trigger Level, the call level and any other applicable level of the affected Reference Asset for the first event, the calculation agent will adjust such Initial Level, Trigger Level, call level and any other applicable level for the second event, applying the required adjustment to such Initial Level, Trigger Level, call level and any other applicable level as already adjusted for the first event, and so on for each event.

If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in the section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Asset is subject to a stock split or receives a stock dividend, then the calculation agent will adjust its Initial Level, Trigger Level, call level and any other applicable level by dividing the prior Initial Level, Trigger Level, and call level before the stock split or stock dividend by an amount equal to: (1) the number of shares of the applicable Reference Asset outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Reference Asset outstanding immediately before the stock split or stock dividend becomes effective. The Initial Level, Trigger Level, call level and any other applicable level of a Reference Asset will not be adjusted, however, unless:

•	in the case of a stock split, the first day on which the applicable Reference Asset trades without the right to receive the stock split occurs after the pricing date and on or before the applicable observation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable observation date.

PS-18

The ex-dividend date for any dividend or other distribution with respect to a Reference Asset is the first day on which the applicable Reference Asset trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Asset is subject to a reverse stock split, then the calculation agent will adjust its Initial Level, Trigger Level, call level and any other applicable level by multiplying the prior Initial Level, Trigger Level, call level and any other applicable level by a number equal to: (1) the number of shares of the applicable Reference Asset outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the applicable Reference Asset outstanding immediately after the reverse stock split becomes effective. The Initial Level, Trigger Level, call level and any other applicable level of the affected Reference Asset will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable observation date.

Extraordinary Dividends

Any distribution or dividend on a Reference Asset determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to a Reference Asset, the calculation agent will adjust its Initial Level, Trigger Level, call level and any other applicable level to equal the product of: (1) the prior Initial Level, Trigger Level, call level and any other applicable level, times (2) a fraction, the numerator of which is the amount by which the closing level of the applicable Reference Asset on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing level of the applicable Reference Asset on the business day before the ex-dividend date. The Initial Level, Trigger Level, call level and any other applicable level of a Reference Asset will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable observation date.

The extraordinary dividend amount with respect to an extraordinary dividend for a Reference Asset equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the applicable Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the applicable Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on a Reference Asset that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the applicable Reference Asset’s Initial Level, Trigger Level, call level and any other applicable level only as described under “— Stock Splits and Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of a Reference Asset issues transferable rights or warrants to all holders of that Reference Asset to subscribe for or purchase that Reference Asset at an exercise price per share that is less than the closing level of that Reference Asset on the business day before the ex-dividend date for the issuance, then the applicable Initial Level, Trigger Level, call level and any other applicable level will be adjusted by multiplying the prior Initial Level, Trigger Level, call level and any other applicable level by the following fraction:

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•	the numerator will be the number of shares of the applicable Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Asset that the aggregate offering price of the total number of shares of the applicable Reference Asset so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing level on the trading day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing level on the trading day before that ex-dividend date.

•	the denominator will be the number of shares of the applicable Reference Asset outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Asset offered for subscription or purchase under those transferable rights or warrants.

The Initial Level, Trigger Level, call level and any other applicable level will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable observation date.

Reorganization Events

If the issuer of a Reference Asset undergoes a reorganization event in which property other than that Reference Asset—e.g., cash and securities of another issuer—is distributed in respect of that Reference Asset, then, for purposes of calculating the level of that Reference Asset, the calculation agent will determine the closing level of the applicable Reference Asset on any applicable observation date to equal the value of the cash, securities and other property distributed in respect of one share of the affected Reference Asset.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Asset.

Each of the following is a reorganization event with respect to a Reference Asset:

•	a Reference Asset is reclassified or changed;

•	the issuer of a Reference Asset has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the issuer of a Reference Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•	the issuer of a Reference Asset effects a spin-off—that is, issues to all holders of the affected Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of a Reference Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the issuer of a Reference Asset.

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Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Asset, and the calculation agent does not substitute another stock for that Reference Asset as described in “— Substitution” below, then the calculation agent will determine the applicable closing level on each observation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of the affected Reference Asset, as that Reference Asset existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable observation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing level for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the affected Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing level of the affected Reference Asset on an observation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing level. The calculation agent will do so to the same extent that it would make determinations if the applicable Reference Asset were outstanding and were affected by the same kinds of events.

For example, if the issuer of a Reference Asset merges into another company and each share of that Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each observation date the closing level of a share of the applicable Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component of such closing level to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “— Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF)” or as described above in this “— Reorganization Events” section as if the common shares were the applicable Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the closing level.

When we refer to “distribution property”, we mean the cash, securities and other property distributed in a reorganization event in respect of the applicable Reference Asset. If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing level on an observation date. In the case of a spin-off, the distribution property also includes the Reference Asset in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the affected Reference Asset as described above. Consequently, in this product supplement, when we refer to a Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of a Reference Asset. Similarly, when we refer to the issuer of a Reference Asset, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to a Reference Asset upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for the affected Reference Asset. In such case, the adjustments described above in “— Valuation of Distribution Property” will not apply.

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If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the affected Reference Asset. For all purposes, the substitute stock will be deemed to be the affected Reference Asset for all purposes under the notes hereof.

The calculation agent will determine, in its sole discretion, the applicable Reference Asset’s Initial Level, Trigger Level, call level and any other applicable level and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Adjustments Relating to ADRs

A Reference Asset may consist of ADRs of the underlying company. As a result, for purposes of this section, the calculation agent will consider the effect of any of the relevant events on the holders of a Reference Asset. For example, if a holder of a Reference Asset receives an extraordinary dividend, the provisions described in this section would apply to the applicable Reference Asset. On the other hand, if a spin-off occurs, and a Reference Asset represents both the spun-off security as well as the existing Reference Asset, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section. More particularly, the calculation agent may not make an adjustment (1) if holders of the applicable Reference Asset are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (2) to the extent that the calculation agent determines that the underlying company or the depositary for the ADRs has adjusted the number of common shares of the underlying company represented by each share of the applicable Reference Asset so that the market price of the applicable Reference Asset would not be affected by the corporate event in question.

If the underlying company or the depository for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the underlying company represented by each share of applicable Reference Asset, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depository for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result.

Delisting of ADRs or Termination of ADR Facility

If a Reference Asset is an ADR that is no longer listed or admitted to trading on a U.S. securities exchange registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the underlying company and the ADR depositary is terminated for any reason, then, on and after the date that the applicable Reference Asset is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the notes will be deemed to be linked to the common shares of the underlying company, and the calculation agent will determine the payment at maturity by reference to such common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, including the determination of the Final Level, the closing level of the underlying company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Adjustments to a Reference Asset that Is an ETF

If an ETF is de-listed from the relevant exchange, liquidated or otherwise terminated, the calculation agent will substitute an ETF that the calculation agent determines, in its sole discretion, is comparable to the discontinued fund (such fund being referred to herein as a “successor ETF”). If the ETF (or a successor ETF) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing level of one share of the ETF by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF. If a successor ETF is selected or the calculation agent calculates the closing level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF, that successor ETF or computation methodology will be substituted for the ETF (or such successor ETF) for all purposes of the notes.

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If the calculation agent determines that no substitute ETF comparable to the original ETF, or no appropriate computation methodology exists, then the calculation agent will deem the closing level of the original ETF on the trading day immediately prior to its delisting, liquidation or other termination to be the closing level of the original ETF on every remaining trading day to, and including, the final Valuation Date.

The calculation agent also may determine that no adjustment is required under this subsection by the modification of the method of calculation.

The calculation agent will be solely responsible for the method of calculating the closing level of one share of the ETF (or any successor ETF) and of any related determinations and calculations, and its related determinations and calculations will be conclusive in the absence of manifest error.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “— Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date or the final Valuation Date, as applicable, together with accrued and unpaid interest through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes, including whether the notes are subject to an automatic call, the payment at maturity, trading days, postponement of any Valuation Date and the adjustments described in the sections “—Adjustments to a Reference Asset that Is an Index,” “—Adjustments to a Reference Asset that Is an ETF,” “—Delisting of ADRs or Termination of ADR Facility,” and “—Anti-dilution Adjustments to a Reference Asset that Is an Equity Security (Including Any ETF).” Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes. We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

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Use of Proceeds And Hedging

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the Reference Assets or any securities, commodities or other assets included in the Reference Assets, or listed or over-the-counter options, futures and other instruments linked to the Reference Assets or the securities or other assets that they represent. In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes. Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of positions in the Reference Assets or any securities, commodities or other assets included in the Reference Assets or positions in listed or over-the-counter options, futures or other instruments linked to the Reference Assets or the securities or other assets that they represent.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Reference Assets or the securities or other assets that they represent. We expect these steps to involve sales of instruments linked to the Reference Assets or these assets on or shortly before the applicable Valuation Dates. These steps may also involve transactions of the type contemplated above. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions. Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

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Reference asset issuers

Each Reference Asset that is an equity security (including any ETF) will be registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the issuer of each Reference Asset with the SEC electronically is available to the public over the internet at the SEC’s website at http://www.sec.gov. We have not independently verified the accuracy or completeness of any such information.

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Supplemental Tax Considerations

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal, and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This section supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the notes may be described more particularly when such notes are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation.  The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

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In the event that a note, interest on which is not exempt from Canadian non-resident withholding tax (other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such note was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to Canadian non-resident withholding tax.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure — including the opinion of Mayer Brown LLP — has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure, or the disclosure under “United States Federal Income Taxation” in the prospectus or “Certain Income Tax Consequences — United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Mayer Brown LLP. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below. Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note. In addition, this tax disclosure assumes the following for all notes issued off of this product supplement: (i) any Reference Asset that is an equity security or shares of an ETF will be stock of a U.S. corporation that is traded on a public exchange and is not a “United States real property holding corporation” (as such term is defined in the Code); (ii) interest will be paid or payable at least annually and at equal intervals; (iii) in the case of notes paying fixed interest, the Interest Rate (as defined in the relevant pricing supplement) will not be below the market rate for non-contingent debt with terms similar to the notes; (iv) there is a significant possibility of a significant loss of principal on an investment in the notes; (v) initial purchasers will acquire the notes for an amount equal to their principal amount; and (vi) there is a reasonable likelihood that the Final Level will be greater than or equal to the Initial Level. Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus). It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. In addition to such exclusions, this discussion does not apply to holders subject to special rules under Section 451(b) of the Code. Unless otherwise specified in the applicable pricing supplement, Bank of Montreal intends to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as from sources within the U.S.

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You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any Reference Asset, any of the component stocks included in a Reference Asset or any of the entities whose stock is owned by any Reference Asset that is an exchange traded fund would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any Reference Asset, any of the component stocks included in a Reference Asset or any of the entities whose stock is owned by any Reference Asset that is an exchange traded fund were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by issuer of the Reference Assets, the component stocks included in a Reference Asset, and any of the entities whose stock is owned by any Reference Asset that is an exchange traded fund and consult your tax advisor regarding the possible consequences to you in this regard.

The U.S. federal income tax treatment of your notes will depend on whether (i) the interest is fixed or contingent, or (ii) the term of your notes will not exceed one year, without regard to the effect of an extension in the event of a market disruption event. Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence.

Notes With Fixed Interest

Where the Term of Your Notes Exceeds One Year

General

In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat your notes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”), and (ii) a put option with respect to the Reference Assets written by you and purchased by us (the “Put Option”) for U.S. federal income tax purposes. The balance of this discussion under “Notes With Fixed Interest—Where the Term of Your Notes Exceeds One Year” assumes this treatment is proper and will be respected for U.S. federal income tax purposes.

Treatment as an Investment Unit

If your notes are properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of your notes would be treated as having been issued for the principal amount of the notes (if you are an initial purchaser) and that interest payments on the notes would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be included in income in accordance with your regular method of accounting for interest for U.S. federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and accounted for upon the sale, redemption or maturity of the notes, as discussed below.

If you were to receive a cash payment of the full principal amount of your notes upon the redemption or maturity of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes) and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the redemption or maturity of your notes (excluding cash received as a coupon) of less than the full principal amount of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes) and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your notes over the amount that you received upon the maturity of your notes (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

PS-28

If, instead of making a cash payment to you, we were to exchange your notes for shares of the Least Performing Reference Asset of equivalent value, the receipt of such stock upon the maturity of your notes would likely be treated as (i) payment in full of the principal amount of the Debt Portion (which would likely not result in the recognition of gain or loss if you are an initial purchaser of your notes) and (ii) the exercise by us of the Put Option and your purchase of the shares of stock you receive for an amount equal to the principal amount of your notes. The U.S. federal income tax basis of the shares of stock you receive with respect to each note would equal the principal amount of the note less the amount of payments you received for the Put Option and deferred as described above. The holding period in the shares of stock you receive would begin the day after you beneficially receive such shares of stock. If you receive cash in lieu of a fractional share of stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize short-term capital gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the U.S. federal income tax basis allocated to such fractional share.

Upon the sale of your notes, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted U.S. federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your notes if you are an initial purchaser of your notes). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period is greater than one year. The amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale of your notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your notes, you would be required to allocate your purchase price for your notes between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion is at a discount from, or is in excess of, the principal amount of your notes, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Debt Securities Purchased with Market Discount” and “United States Federal Income Taxation — Tax Consequences to Holders of Our Debt Securities — Debt Securities Purchased at a Premium” with respect to the Debt Portion. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any Reference Asset you receive upon the exercise of the Put Option. If, however, the portion of your purchase price allocated to the Debt Portion as described above is in excess of your purchase price for your notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described above) in an amount equal to such excess.

PS-29

Alternative Characterizations

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate.

For example, it is possible that your note could be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If your note is so treated, you would be required to accrue interest income over the term of your note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, redemption or maturity of your note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note would be equal to the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note. Any gain you recognize upon the sale, redemption or maturity of your note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your note, and thereafter would be capital loss.

If your note is treated as a contingent payment debt instrument and you purchase your note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in U.S. Treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Further, your note may be characterized in whole or in part as a notional principal contract. If your notes were to be treated in whole or in part as a notional principal contract, the tax consequences to you could differ materially and adversely from the tax consequences described above. You are urged to consult your own tax advisor with respect to the potential characterization of your notes as a notional principal contract, in whole or in part. Additionally, your note may be characterized as a different type of derivative contract. For example, it is possible your notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets. In such case, your notes would be subject to similar treatment as described under “Notes With Contingent Interest” below.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of your note, it is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you that are different from those described above. For example, it is possible that you may be required to include the entire coupon into income when it is received. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

Where the Term of Your Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event

General

In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat your notes as an investment unit consisting of (i) a non-contingent debt instrument subject to the rules governing short-term debt instruments (as described under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus) issued by us to you (the “Short-Term Debt Portion”), and (ii) a Put Option for U.S. federal income tax purposes. The balance of this discussion under “Notes With Fixed Interest—Where the Term of the Your Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event” assumes this treatment is proper and will be respected for U.S. federal income tax purposes.

PS-30

Treatment as an Investment Unit

If your notes are properly treated as an investment unit consisting of a Short-Term Debt Portion and Put Option, it is likely that the Short-Term Debt Portion of your notes would be treated as having been issued for the principal amount of the notes and that interest payments on the notes would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be subject to the rules governing short-term debt instruments (as described under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Short-Term Debt Securities” in the accompanying prospectus). Amounts treated as payment for the Put Option would be deferred and accounted for upon sale, redemption or maturity of the notes, as discussed below.

If you were to receive a cash payment of the full principal amount of your notes upon the redemption or maturity of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes), and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an amount equal to the amount paid to you for the Put Option and deferred as described above. If you were to receive a cash payment upon the maturity of your notes (excluding cash received as a coupon) of less than the full principal amount of your notes, such payment would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would not result in the recognition of gain or loss if you are an initial purchaser of your notes), and (ii) the cash settlement of the Put Option pursuant to which you paid to us an amount equal to the excess of the principal amount of your notes over the amount that you received upon the maturity of your notes (excluding cash received as a coupon) in order to settle the Put Option. If the aggregate amount paid to you for the Put Option and deferred as described above is greater than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital gain in an amount that is equal to such excess. Conversely, if the amount paid to you for the Put Option and deferred as described above is less than the amount you are deemed to have paid to us to settle the Put Option, you will likely recognize short-term capital loss in an amount that is equal to such difference.

If, instead of making a cash payment to you, we were to exchange your notes for shares of the Least Performing Reference Asset of equivalent value, the receipt of such stock upon the maturity of your notes would likely be treated as (i) payment in full of the principal amount of the Short-Term Debt Portion (which would likely not result in the recognition of gain or loss if you are an initial purchaser of your notes), and (ii) the exercise by us of the Put Option and your purchase of the shares of stock you receive for an amount equal to the principal amount of your notes. The U.S. federal income tax basis of the shares of stock you receive would equal the principal amount of your notes less the amount of payments you received for the Put Option and deferred as described above. The holding period in the shares of stock you receive would begin the day after you beneficially receive such shares of stock. If you receive cash in lieu of a fractional share of stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize short-term capital gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the U.S. federal income tax basis allocated to such fractional share.

Upon the sale of your notes, you would be required to apportion the value of the amount you receive between the Short-Term Debt Portion and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Short-Term Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Short-Term Debt Portion, and (ii) your adjusted U.S. federal income tax basis in the Debt Portion. Except to the extent attributable to accrued but unpaid interest with respect to the Short-Term Debt Portion, such gain or loss would be short-term capital gain or loss. If you are a cash basis taxpayer and do not elect to accrue interest currently, your adjusted basis in your notes should generally be the purchase price of your notes. If you are an accrual basis holder, or a cash basis holder that elects to accrue interest on your notes currently, your adjusted basis in your notes should generally be the purchase price of your notes increased by the amount of accrued interest and decreased by any interest that is paid in respect of the Short-Term Debt Portion.

Upon the sale of your notes, the amount of cash that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Short-Term Debt Portion on the date of the sale of your notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment (to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

PS-31

If you are a secondary purchaser of your notes, you would be required to allocate your purchase price for your notes between the Short-Term Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If the portion of your purchase price allocated to the Short-Term Debt Portion is in excess of the principal amount of your notes, you may be subject to the amortizable bond premium rules described in the accompanying prospectus under “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Debt Securities Purchased at a Premium” with respect to the Short-Term Debt Portion. If the portion of your purchase price allocated to the Short-Term Debt Portion is at a discount from the principal amount of the notes, special market discount rules applicable to short-term debt instruments may apply. You should consult your tax advisor with respect to such rules in such case. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the notes that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any stock you receive upon the exercise of the Put Option. If, however, the portion of your purchase price allocated to the Short-Term Debt Portion as described above is in excess of your purchase price for your notes, you would likely be treated for tax purposes as having received a payment for the Put Option (which will be deferred as described above) in an amount equal to such excess.

Alternative Characterizations

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service might assert that your notes should be treated as a single debt instrument as described in “United States Federal Income Taxation” in the accompanying prospectus. Pursuant to such characterization, the notes would generally be subject to the rules concerning short-term debt instruments as described under the heading “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Short-Term Debt Securities” therein. It is also possible that you may be required to include the entire coupon in income when it is received. In addition, if the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year. In such case, your notes would be subject to the rules described under “Where the Term of Your Notes Exceeds One Year” above.

Further, your note may be characterized in whole or in part as a notional principal contract. If your notes were to be treated in whole or in part as a notional principal contract, the tax consequences to you could differ materially and adversely from the tax consequences described above. You are urged to consult your own tax advisor with respect to the potential characterization of your notes as a notional principal contract, in whole or in part. Additionally, your note may be characterized as a different type of derivative contract. For example, it is possible your notes could be treated as a pre-paid income-bearing derivative contract in respect of the Reference Assets. In such case, your notes would be subject to similar treatment as described under “Notes With Contingent Interest” below.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

PS-32

Notes With Contingent Interest

General

In the opinion of our counsel, Mayer Brown LLP, it would generally be reasonable to treat your notes as a pre-paid contingent income-bearing derivative contract in respect of the Reference Assets for U.S. federal income tax purposes. The balance of this discussion under “Notes With Contingent Interest” assumes this treatment is proper and will be respected for U.S. federal income tax purposes.

Although the U.S. federal income tax treatment of the contingent interest payments is uncertain, we intend to take the position, and the following discussion assumes, that such contingent interest payments (including any interest payment on or with respect to the maturity date) constitute taxable ordinary income to you at the time received or accrued in accordance your regular method of accounting. If the notes are treated as described above and you were to receive a cash payment in satisfaction of the full principal amount of your notes upon the redemption or maturity of your notes, it would be reasonable for you to take the position that you will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount you receives at such time (other than amounts properly attributable to any interest payments, which would be treated, as described above, as ordinary income) and your tax basis in the notes. In general, a your tax basis in the notes will be equal to the price you paid for the notes. Capital gain recognized by an individual United States holder is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.

If, instead of making a cash payment to you, we were to exchange your notes for shares of the Least Performing Reference Asset of equivalent value and cash in lieu of fractional shares, although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any stock received. Your holding period in the shares of stock you receive would begin the day after you beneficially receive such shares of stock. If you receive cash in lieu of a fractional share of stock, you will be treated as having received such fractional share and then having received cash in exchange for such fractional share. You generally will recognize short-term capital gain or loss based on the difference between the amount of cash received in lieu of the fractional share and the U.S. federal income tax basis allocated to such fractional share. As discussed above, we intend to treat any contingent interest payments you receive as constituting ordinary income to you.

Alternative Characterizations

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible that your note could be treated as a single debt instrument. Under this treatment, where the term of your notes exceeds one year, the notes would generally be subject to the special tax rules governing contingent payment debt instruments. If your note is so treated, you would be required to accrue interest income over the term of your note based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your note. You would recognize gain or loss upon the sale, redemption or maturity of your note in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note would be equal to the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note. Any gain you recognize upon the sale, redemption or maturity of your note would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your note, and thereafter would be capital loss. If your note is treated as a contingent payment debt instrument and you purchase your note in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your note, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in U.S. Treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your note in the secondary market, you should consult your tax advisor as to the possible application of such rules to you. Where the notes have a term of one year or less, the notes would generally be subject to the rules concerning short-term debt instruments as described under the heading “United States Federal Income Taxation — Tax consequences to holders of our debt securities — Original Issue Discount — Short-Term Debt Securities” therein.

PS-33

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.

In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor as to the tax consequences of possible alternative characterizations of your note for U.S. federal income tax purposes.

Non-United States Holders

The following discussion applies to non-United States holders of the notes. You are a non-United States holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

As discussed above, the U.S. federal income tax treatment of the notes is uncertain and as a result, the institution through which you hold the notes may determine to withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) in respect of interest payments made on the notes to a non-United States holder unless such payments are effectively connected with the conduct by the non-United States holder of a trade or business in the United States (in which case, to avoid withholding, the non-United States holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-United States holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on a Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate non-United States holders. A non-United States holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the interest payments under U.S. federal income tax laws and whether such treaty rate or exemption applies to such interest payments. No assurance can be provided on the proper characterization of the interest payments for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty. Non-United States holders must consult their tax advisors in this regard.

Except as discussed below, you will generally not be subject to U.S. federal income or withholding tax on any gain upon the sale or maturity of the notes, provided that (i) you comply with applicable certification requirements, which certification may be made on a Form W-8BEN or W-8BEN-E (or a substitute or successor form) on which you certify, under penalties of perjury, that you are not a U.S. person and provide your name and address, (ii) your gain is not effectively connected with your conduct of a U.S. trade or business, and (iii) if you are a non-resident alien individual, you are not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of (ii) above, you generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if you were a United States holder and, if you are a corporation, you may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of your earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. Payments made to you may be subject to information reporting and to backup withholding unless you comply with applicable certification and identification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, or if we or the institution through which you hold the notes determine withholding is appropriate under current law, we or such institution will withhold tax at the applicable statutory rate. Prospective investors should consult their own tax advisors in this regard.

PS-34

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Except as otherwise set forth in any applicable pricing supplement, we expect that the delta of a note with terms described in this product supplement with respect to the Reference Assets will not be one, and therefore, we expect non-United States holders should not be subject to withholding on dividend equivalent payments, if any, under a note described in this product supplement issued before January 1, 2023. However, it is possible that notes issued before January 1, 2023 could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the notes, and following such occurrence, such notes could be treated as subject to withholding on dividend equivalent payments. Non-United States holders that enter, or have entered, into other transactions in respect of the Reference Assets or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes to United States holders.

In the case of a non-United States holder, backup withholding and information reporting will not apply to payments made if the non-United States holder provides the required certification that it is not a United States person, or the non-United States holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge or reason to know that the holder is a United States person, or that the conditions of any exemption are not satisfied. However, we and other payors are required to report payments of interest on the notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

PS-35

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. However, recently proposed regulations eliminate the requirement of withholding on gross proceeds from the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or an applicable withholding agent) determine withholding is appropriate with respect to the notes, we (or such agent) will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

PS-36

CERTAIN CONSIDERATIONS FOR ERISA AND OTHER U.S. EMPLOYEE BENEFIT PLANS

Subject to the following discussion, the notes may be purchased by an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Title I of ERISA, a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), an entity whose underlying assets include the assets of any of the foregoing (each of the foregoing, a “Benefit Plan Investor”), or any other plan which is subject to any federal, state, local or other law that is substantially similar to the fiduciary responsibility and prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Law”). A fiduciary of a Benefit Plan Investor subject to ERISA, should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Benefit Plan Investors, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Benefit Plan Investors. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to Similar Law.

The acquisition of notes by Benefit Plan Investor with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for certain transactions between a Benefit Plan Investor and persons who are parties in interest or disqualified persons solely by reason of providing services to the Benefit Plan Investor or being affiliated with such service providers. There can be no assurance that these or any other exemption will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many plans, the notes may not be purchased, held or disposed of by any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the service provider exemption, or any other applicable exemption. Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and it is not acquiring the notes on behalf of, or with the assets of a Benefit Plan Investor or any other plan that is subject to Similar Law, or (ii) its purchase, holding and disposition of the notes will not, in the case of a Benefit Plan Investor, result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because an exemption is available with respect to such transactions and all the conditions of such exemption have been satisfied (or, in the case of any other plan, result in a violation of Similar Law).

PS-37

Supplemental Plan of Distribution

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission. BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering. BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

No Prospectus (as defined in Directive 2003/71/EC, as amended (the “Prospectus Directive”)) will be prepared in connection with the notes. Accordingly, the notes may not be offered to the public in any member state of the European Economic Area (the “EEA”), and any purchaser of the notes who subsequently sells any of the notes in any EEA member state must do so only in accordance with the requirements of the Prospectus Directive, as implemented in that member state.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the EEA. For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (b) a customer, within the meaning of Insurance Distribution Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PS-38